Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (“Third Amendment”) is made as of June 11, 2015, by and among QuinStreet, Inc. (“Borrower”), the financial institutions from time to time signatories thereto (collectively, the “Lenders”), and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. Borrower entered into that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 4, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent and the Lenders, under which Lenders extended (or committed to extend) credit to Borrower, as set forth therein.

B. Borrower acknowledges and agrees that, as of the date hereof, the outstanding principal balance owed to Lenders under the Term Loans is Sixty Million Dollars ($60,000,000), plus interest, loan fees and charges accrued and unpaid thereon (the “Existing Term Indebtedness”), and agrees further that as a condition to the effectiveness of this Third Amendment, the Existing Term Indebtedness shall be paid off in full to Agent for the benefit of Term Loan Lenders.

C. Borrower and Agent further acknowledge and agree that as of the date hereof, there are no amounts outstanding under the Revolving Credit, with the effect that from and after the Third Amendment Effective Date (as hereinafter defined), the Revolving Credit Lenders shall be deemed to have assigned their Revolving Credit Commitments to Comerica Bank, and Comerica Bank shall remain as the sole Revolving Credit Lender under the Credit Agreement.

D. Borrower has requested that Agent and Lenders make certain amendments to the Credit Agreement and Agent and Lenders are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1.	Definitions. Capitalized terms used in this Third Amendment, unless otherwise defined, have the meanings ascribed thereto in the Credit Agreement.

2.	Incorporation of Recitals. Borrower acknowledges that each of the foregoing Recitals are true and accurate, and each is incorporated herein by this reference as though fully set forth in the body of this Third Amendment.

3.	Termination of Certain Facilities.

(a) Termination of Term Loan. As of the Third Amendment Effective Date, the Term Loan facility granted to Borrower pursuant to the Credit Agreement is hereby terminated and all references in the Credit Agreement to Majority Term Loan Lenders, Term Loan, Term Loan Advance, Term Loan Amount, Term Loan Lenders, Term Loan Maturity Date, Term Notes, Term Loan Percentage and Term Loan Rate Request, are hereby deleted in their entirety, mutatis mutandis, and are of no further force and effect.

(b) Termination of Swing Line. As of the Third Amendment Effective Date, the Swing Line facility granted to Borrower pursuant to the Credit Agreement is hereby terminated and all references in the Credit Agreement to Swing Line, Swing Line Advance, Swing Line Lender, Swing Line Maximum Amount, Swing Line Note, Swing Line Participation Certificate, are hereby deleted in their entirety, mutatis mutandis, and are of no further force and effect.

4.	Amendments to Section 1.1.

(a) The following definitions are hereby added to Section 1.1 of the Agreement in alphabetical order as follows:

“Adjusted Quick Ratio” shall mean Cash held in an account with Agent plus Cash held at other financial institutions with Account Control Agreements in place plus Accounts less than 90 days past invoice date plus unbilled Accounts less than 30 days from the end of the month in which service was rendered divided by Current Liabilities minus short term Deferred Revenue plus amounts outstanding under the Revolving Credit.

“Borrowing Base” shall mean, as of any date of determination, an amount equal to the sum of eighty percent (80%) of Eligible Billed Accounts and eighty percent (80%) of Eligible Non-billed Accounts, as determined by Agent with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Borrowing Base Certificate” shall mean a certificate signed by a Responsible Officer in substantially the form of Exhibit O hereto.

“Credit Card Services Sublimit” shall mean a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Credit not to exceed Two Hundred Fifty Thousand Dollars ($250,000).

“Eligible Billed Accounts” shall mean those Accounts of the Borrower and its Domestic Subsidiaries that arise in the ordinary course of business; provided that subject to the exercise of its Permitted Discretion, Agent may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Agent, Eligible Billed Accounts shall not include the following:

(i)	Accounts that the Account Debtor has failed to pay in full within ninety (90) days of invoice date; and

(ii)	Accounts with respect to which the Account Debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts.

“Eligible Non-billed Accounts” shall mean, those Accounts of Borrower and its Domestic Subsidiaries that arise in the ordinary course of business which are due and payable by Account Debtors whose principal offices are located within the United States with respect to services rendered in the previous month, that are yet to be billed to the Account Debtors by Borrower or the applicable Domestic Subsidiary.

“Eligible Foreign Accounts” shall mean, Accounts of Borrower and its Domestic Subsidiaries with respect to which the Account Debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued, advised and/or confirmed by a financial institution, acceptable to Agent, or (ii) insured by the Export Import Bank of the United States. All Eligible Foreign Accounts must be calculated in U.S. Dollars for purposes of calculating the Borrowing Base.

“Permitted Discretion” shall mean, a determination made by Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Purchases” shall have the meaning set forth in Section 8.5.

“Third Amendment” shall mean, the Third Amendment to Credit Agreement dated as of June 11, 2015.

“Third Amendment Effective Date” shall mean June 11, 2015.

(b) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, including without limitation any continuation or refunding of such borrowing pursuant to Section 2.3 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a Eurodollar-based Advance or a Base Rate Advance.

“Applicable Interest Rate” shall mean, with respect to each Revolving Credit Advance, the Eurodollar-based Rate.

“Applicable Margin” shall mean three percent (3%) with respect to the Eurodollar-based Rate.

“Covenant Compliance Report” shall mean the report to be furnished by

Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form annexed hereto as Exhibit J and certified by a Responsible Officer of the Borrower, in which report Borrower shall set forth the information specified therein.

“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two, three or six months (or any shorter or longer periods agreed to in advance by the Borrower, Agent and the Lenders) as selected by Borrower, for such Eurodollar-based Advance pursuant to Section 2.3.

“Final Maturity Date” shall mean the Revolving Credit Maturity Date.

“Interest Period” shall mean with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 hereof; provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

“Letter of Credit Maximum Amount” shall mean One Million Dollars ($1,000,000).

“Majority Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders.”

“Permitted Acquisition” shall mean any acquisition by Borrower or any wholly-owned Subsidiary of Borrower of all or substantially all of the assets or Equity Interests of a Pay for Performance Marketing and Media Business; provided that (x) with respect to any acquisition using Cash Proceeds of less than Fifteen Million Dollars ($15,000,000) in the combined aggregate with Distributions and Purchases beginning on the Third Amendment Effective Date through the Final Maturity Date, such acquisition shall satisfy and/or be conducted in accordance with the requirements of clauses (i), (ii), (iv), (v) and (vi) below, and (y) with respect to any acquisition using Cash Proceeds of Fifteen Million Dollars ($15,000,000) or more in the combined aggregate with Distributions and Purchases beginning on the Third Amendment Effective Date through the Final Maturity Date, such acquisition shall (a) satisfy and/or be conducted in accordance with the requirements of clauses (i) through (vi) below, and (b) be consented to by Agent and the Majority Lenders:

(i)	If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (x) become a wholly-owned direct Subsidiary of Borrower or of a wholly-owned Subsidiary of Borrower and the Borrower or the applicable Subsidiary shall cause such acquired Person to comply with Section 7.13 hereof, or (y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into Borrower or such Subsidiary (and, in the case of the Borrower, with the Borrower being the surviving entity);

(ii)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a wholly-owned Subsidiary (subject to compliance with Section 7.4(a) hereof);

(iii)	Borrower shall have delivered to Agent not less than ten (10) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition, copies of all material documents relating to such acquisition (including the acquisition agreement and any related material document), and if requested by Agent, historical financial information (including income statements, balance sheets and cash flows) of the acquisition target, if available, or the entire credit history of the acquisition target, in each case in form and substance reasonably satisfactory to Agent;

(iv)	Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(v)	The acquisition shall not result in a Change of Control; and

(vi)	After giving effect to such acquisition, upon making a Request for Advance and when there are amounts outstanding under the Revolving Credit, Borrower shall be in compliance, on a pro forma basis, with the financial covenants required to be maintained under Section 7.9(a) and (b) as of the last day of the most recent month end for the fiscal month ended at least thirty (30) days prior to the date of the Request for Advance in the case of Section 7.9(a) and as of the last day of the most recent quarter end for the fiscal quarter ended at least forty-five (45) days prior to the date of the Request for Advance in the case of Section 7.9(b).

“Request for Advance” shall mean a Request for Revolving Credit Advance.

“Revolving Credit Advance” shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any deemed disbursement of an Advance in respect of the Credit Card Services Sublimit under Section 2.5, or a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” shall mean Twenty Five Million Dollars ($25,000,000), subject to reduction or termination under Section 2.11 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and the Credit Card Services Sublimit).

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 11, 2017, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

(c)	The following definitions set forth in Section 1.1 of the Credit Agreement are hereby deleted, and all references to them in the Credit Agreement are deleted in their entirety:

“Applicable Fee Percentage”

“Applicable Measuring Period”

“Eligible Assets”

“Fee Letter”

“Fixed Charge Coverage Ratio”

“Funded Debt to EBITDA Ratio”

“Initial Reinvestment Period”

“Liquidity”

“Majority Term Loan Lenders”

“Net Cash Interest Expense”

“Quoted Rate”

“Quoted Rate Advance”

“Reinvestment Certificate”

“Reinvestment Period”

“Request for Swing Line Advance”

“Revolving Credit Optional Increase”

“Sweep Agreement”

“Swing Line”

“Swing Line Advance”

“Swing Line Lender”

“Swing Line Maximum Amount”

“Swing Line Note”

“Swing Line Participation Certificate”

“Term Loan”

“Term Loan Advance”

“Term Loan Amount”

“Term Loan Lenders”

“Term Loan Maturity Date”

“Term Notes”

“Term Loan Percentage”

“Term Loan Rate Request”

5.	The introductory paragraph of Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.3 Requests for and Advances and Continuations of Advances. Subject to and upon the terms and conditions of this Agreement Borrower may request (i) an Advance of the Revolving Credit in an aggregate outstanding amount not to exceed the lesser of (x) the Revolving Credit Aggregate Commitment or (y) the Borrowing Base, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Maximum Amount and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, or (ii) a continuation of any Revolving Credit Advance in the same type of Advance by delivery to Agent of a Request for Continuation of Revolving Credit Advance executed by an Authorized Signer for the Borrower (provided that if, with respect to a Revolving Credit Advance, Borrower shall not have given notice in accordance with this Section 2.3 to continue any borrowing into a subsequent Interest Period, such borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period of one month’s duration), subject to the following:”

6.	Section 2.3(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i) the proposed date of such Revolving Credit Advance (or the continuation of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or a continuation of an outstanding Revolving Credit Advance; and

(iii) the first Eurodollar-Interest Period applicable thereto.”

7.	Section 2.3(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Pacific time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance;”

8.	Section 2.3(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by Agent under Section 3.6(c) hereof in respect of Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, plus (z) the Credit Card Services Sublimit outstanding as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and advances under the Credit Card Services Sublimit and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;”

9.	Section 2.3(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following

“(d) Reserved”.

10.	Section 2.3(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(h) upon making a Request for Advance when there is no amount outstanding under the Revolving Credit, each such Request Advance shall (i) be delivered to Agent by 12:00 p.m. (Pacific time) ten (10) Business Days prior to the proposed date of the Advance; and (ii) be accompanied by a Covenant Compliance Certificate for the most recent month end; and Borrower shall be in compliance (both before such Advance and, on a pro forma basis, after giving effect to such Advance) with the covenants required to be maintained under Section 7.9(a) and (b), in each case as of the last day of the most recent month end which ended at least 30 days prior to the date of such request in the case of Section 7.9(a) and as of the last day of the most recent quarter end ended at least 45 days prior to the date of such request in the case of Section 7.9(b).”

11.	Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.5 Credit Card Services Sublimit.

Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Lenders (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Credit shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves. In addition, Agent may, in its sole discretion, charge as

Advances any amounts that become due or owing to Lenders in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Lenders’ standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.”

12.	Section 2.6(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Reserved.”

13.	Section 2.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.7 Optional Prepayments.

(a) (i) The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least One Million Dollars ($1,000,000), and (ii) subject to Section 2.10(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit only on the last day of the Eurodollar-Interest Period provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

(b) Reserved.

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

14.	Section 2.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.9 Fees. Borrower shall pay to Agent the following:

(i) Revolving Credit Facility Fee. On the Third Amendment Effective Date and on the first anniversary thereof, a fully earned and non-refundable Revolving Credit Facility Fee equal to 0.25% of the Revolving Credit Commitment (i.e., a fee of $62,500).

(ii) Unused Fee. An unused commitment fee equal to 0.25% per annum on the daily amount, during the applicable quarter, of the unused portion of the Revolving Credit Aggregate Commitment. Such fee shall be determined as of the last day of each quarter, payable quarterly in arrears within five (5) days after receipt of an invoice therefor sent after the last day of such quarter, and nonrefundable. Such invoice shall be considered correct in all respects, absent manifest error, and accepted by and be conclusively binding upon Borrower unless Borrower makes specific written objections thereto within thirty (30) days after the date Borrower received such invoice.

15.	Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus advances under the Credit Card Services Sublimit, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment, and (ii) the Borrowing Base then in effect, Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied to the Revolving Credit Advances and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, if any, and then to Eurodollar-based Advances of the Revolving Credit.

16.	Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Reserved.”

17.	Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.13 Reserved.”

18.	Section 3.4(a) of the Credit Agreement is hereby amended by amending and restating paragraph (i) as follows:

“(i) A letter of credit fee in an amount equal to 2.50% per annum of the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Percentages.”

19.	Section 4 of the Credit Agreement is hereby amended by amending and restating in its entirety as follows:

“4 Reserved.”

20.	Section 5.2(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Reserved.”

21.	Section 7.2(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(g) Within thirty (30) days after the last day of each month, including the last month of each Fiscal Year, and, during the continuance of a Default or Event of Default, more frequently as reasonably requested by Agent or the Majority Lenders, Borrower shall deliver to Agent, a Borrowing Base Certificate.”

22.	A new subsection (j) is hereby added at the end of Section 7.2 of the Credit Agreement as follows:

“(j) Notwithstanding anything else in this Agreement, the statements and reports required to be delivered by Borrower pursuant to Sections 7.1(c), 7.2(a) (with respect only to the Covenant Compliance Report in respect of the financial statements required in 7.1(c) for each month end), 7.2(g), 7.2(h) and 7.2(i) shall only be required to be delivered quarterly within forty five (45) days after the end of each fiscal quarter, unless there is any amount outstanding under the Revolving Credit in which case they shall be delivered monthly within thirty (30) days after the last day of each month (provided that, for the last month of any fiscal quarter, they shall be delivered within 45 days after the end of such month). Upon making a Request for Advance, Borrower shall provide all such statements and reports as of the last day of the most recent month end for the fiscal month ended at least thirty (30) days prior to the date of the Request for Advance.”

23.	Section 7.6(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) no more than two times in any twelve (12) month period during such time as there is any amount outstanding under the Revolving Credit (and no more than once in a twelve (12) month period when there is no amount outstanding under the Revolving Credit), during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties. Upon making a Request for Advance where there has been no collateral audit within the previous six months, Agent shall conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties at any time upon receiving such Request for Advance but no later than forty-five (45) days after making such Advance, and such audit shall count towards the two collateral audits which Agent may conduct in any twelve (12) month period;”

24.	Section 7.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.9 Financial Covenants. Only when there are amounts outstanding under the Revolving Credit or pursuant to Section 2.3(g):

(a) Maintain as of the end of each month, an Adjusted Quick Ratio of not less than 1.25 to 1.00.

(b) Maintain as of the end of each fiscal quarter for the trailing twelve (12) month period, EBITDA of not less than the following amounts as of the applicable fiscal quarter end:

June 30, 2015	$1
September 30, 2015	$2,000,000
December 31, 2015	$3,000,000
March 31, 2016	$4,000,000
June 30, 2016	$5,000,000

(and increasing every fiscal quarter thereafter in $1,000,000 increments; provided that there shall be no loss in EBITDA greater than Two Million Dollars ($2,000,000) in any fiscal quarter during such trailing four quarter period).

25.	Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.14 Accounts. Maintain primary operating accounts (other than (a) payroll accounts, (b) foreign accounts, and (c) merchant deposit accounts and certificates of deposit to support merchant card products) of any Credit Party with Agent, or any other financial institution reasonably acceptable to Agent and such accounts held with Agent shall have a minimum balance, in the aggregate, of Ten Million Dollars ($10,000,000) at all times; provided that with respect to any such accounts maintained with any Person (other than Agent), Agent is deemed to have approved such accounts and such Credit Party (x) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Agent and (y) has taken all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account.”

26.	Section 8.4(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(h) (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is Cash, Equity Interests or Debt of any Credit Party being assumed by the purchaser; provided that in order make any Asset Sale (the “Subject Asset Sale”) under this clause (h)(i) (A) the aggregate amount of the Net Cash Proceeds from all prior Asset Sales made under this clause (h)(i) in that Fiscal Year together with the Subject Asset Sale does not exceed five percent (5%) of

Borrower’s Total Assets in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (B) the aggregate amount of the Net Cash Proceeds from all prior Asset Sales made under this clause (h)(i) in that Fiscal Year together with the Subject Asset Sale shall not exceed $5,000,000 in any Fiscal Year; provided however, that compliance with the foregoing clause (h)(i) shall only be required when Borrower makes a Request for Advance or where there are any amounts outstanding under the Revolving Credit, and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;”

27.	Section 8.5(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Borrower may make Distributions to its shareholders and make Purchases from time to time, provided that (i) at the time paid and after giving effect to such Distribution or Purchase, no Default or Event of Default shall exist, and (ii) the aggregate amount of all Permitted Acquisitions using Cash Proceeds, Distributions and Purchases shall not exceed $15,000,000 during the term of this Agreement;”

28.	Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.6 Limitation on Capital Expenditures. Commencing with the Fiscal Year ending June 30, 2015, at any time when any amounts are outstanding under the Revolving Credit, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (exclusive of any expenditures to the extent constituting any portion of a Permitted Acquisition) except for Capital Expenditures, the amount of which when measured with all other Capital Expenditures previously made in such Fiscal Year shall not exceed $8,000,000 in any Fiscal Year; provided however, that Borrower shall only be required to comply with this Section 8.6 upon making a Request for Advance or when there are any amounts outstanding under the Revolving Credit.”

29.	Section 11.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“11.8 Reserved.”

30.	Section 12.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“12.13 Reserved.”

31.	Existing Schedule 1.1 to the Credit Agreement is hereby deleted and replaced as follows:

“Schedule 1.1 Reserved.”

32.	Existing Schedule 1.2 to the Credit Agreement is hereby deleted and replaced with new Schedule 1.2 attached hereto as Attachment 1.

33.	Existing Exhibit J to the Credit Agreement is hereby deleted and replaced with new Exhibit J attached hereto as Attachment 2.

34.	This Third Amendment shall become effective (according to the terms hereof) on the Third Amendment Effective Date, provided, that, the following conditions shall have been satisfied:

(a)	Agent shall have received fully executed versions of this Third Amendment, in each case duly executed and delivered by Borrower, Agent and Comerica Bank, as Lender, in form reasonably satisfactory to Agent;

(b)	Agent shall have received fully executed versions of replacement Revolving Credit Notes for each Revolving Credit Lender, in each case duly executed and delivered by Borrower;

(c)	Agent shall have received the Reaffirmation of Guaranty attached hereto, executed by each Guarantor;

(d)	Agent shall have received updated Schedules with respect to Section 6 of the Credit Agreement;

(e)	Borrower shall have prepaid the Existing Term Indebtedness in full;

(f)	Borrower shall be in compliance, on a pro forma basis, with the financial covenant ratios required to be maintained under Section 7.9(a) and (b) of the Credit Agreement if Borrower makes a Request for Advance on the Third Amendment Effective Date; and

(g)	Borrower shall have paid to Agent (i) the facility fee in an amount equal to Sixty Two Thousand Five Hundred Dollars ($62,500), and (ii) all fees, costs and expenses (including attorneys’ fees and expenses), if any, owed to Agent and Lenders and accrued to the Third Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

35.

Borrower hereby represents and warrants that, after giving effect to the Third Amendment and consents contained herein, (a) the execution and delivery of this Third Amendment are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Third Amendment, of any governmental body, agency or authority, and this Third Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of such Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Article 6 of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of this Third Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

36.	Borrower Agent and Lenders each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Third Amendment, and agree that the Credit Agreement hereby remains in full force and effect after giving effect to this Third Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement, as amended by this Third Amendment.

37.	Except as specifically set forth above, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder, or to constitute a waiver by Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

38.	This Third Amendment embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No course of prior dealings among the parties hereto, no usage of the trade, and no parol or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. In the event of any conflict between the terms and provisions of this Third Amendment and any Loan Document, the terms and provisions of this Third Amendment shall control. This Third Amendment has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

39.	This Third Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.

40.	This Third Amendment shall be construed in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Borrower, the Lenders and Agent have each caused this Third Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent

By:	/s/ Kim Crosslin
Name: Kim Crosslin
Title: Senior Vice President

Signature Page to Third Amendment

COMERICA BANK, as Issuing Lender and as a Lender

By:	/s/ Kim Crosslin
Name: Kim Crosslin
Title: Senior Vice President

Signature Page to Third Amendment

QUINSTREET, INC.

By:	/s/ Gregory Wong
Name: Gregory Wong
Its: Chief Financial Officer

Signature Page to Third Amendment

REAFFIRMATION OF GUARANTY

Each of the undersigned guarantors hereby consents to the foregoing Third Amendment and hereby ratifies and reaffirms its obligations under its Guaranty issued to Agent for and on behalf of the Lenders.

QUINSTREET LLC

By:	/s/ Douglas Valenti
Its:	Chief Executive Officer

QUINSTREET MEDIA, INC.

By:	/s/ Douglas Valenti
Its:	Chief Executive Officer

HQ PUBLICATIONS LLC

By:	/s/ Douglas Valenti
Its:	Chief Executive Officer

ATTACHMENT 1

Schedule 1.2

Percentages and Allocations

Revolving Credit Facility

LENDERS	REVOLVING CREDIT ALLOCATIONS	REVOLVING CREDIT PERCENTAGE
Comerica Bank	$25,000,000	100%
TOTAL	$25,000,000	100%

ATTACHMENT 2

EXHIBIT J

FORM OF COVENANT COMPLIANCE REPORT

TO:     Comerica Bank, as Agent

RE:     Second Amended and Restated Revolving Credit and Term Loan Agreement made as of the 4th day of November, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and QuinStreet, Inc. (“Borrower”).

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of                     , 20         (the “Computation Date”).

1.	Adjusted Quick Ratio (Section 7.9(a))[1]. On the Computation Date, the Adjusted Quick Ratio, which is required to be not less than 1.25 to 1.0 was to 1.0 as computed in the supporting documents attached hereto as Schedule 1.

2.	EBITDA (Section 7.9(b))[2], On the Computation Date, EBITDA, which is required to be not less than was as computed in the supporting documents attached hereto as Schedule 2.

3.	Asset Sales (Section 8.4(h))[3]. The aggregate amount of Net Cash Proceeds from Asset Sales in the current Fiscal Year through the Computation Date, which is required to be no greater than $5,000,000 was .

4.	Capital Expenditures (Section 8.6)[4]. The aggregate amount of Capital Expenditures in the current Fiscal Year through the Computation Date, which is required to be no greater than $8,000,000 was .

The Borrower’s Representative hereby certifies that:

[1]	This paragraph 1 shall only be required for the Report delivered within 30 days of the end of each month pursuant to Section 7.2(a) (provided that, for the last month of any fiscal quarter, this paragraph shall only be required for the Report delivered within 45 days of the end of such month), but shall not be required unless there is any amount outstanding under the Revolving Credit or Borrower makes a Request for Advance.
[2]	This paragraph 2 shall only be required for the Report delivered within 45 days of the end of each fiscal quarter, but shall not be required unless there is any amount outstanding under the Revolving Credit or Borrower makes a Request for Advance.
[3]	This paragraph 3 shall only be required for the Report delivered within 45 days of the end of each fiscal quarter, but compliance shall not be required unless there is any amount outstanding under the Revolving Credit or Borrower makes a Request for Advance.
[4]	This paragraph 4 shall only be required for the Report delivered within 45 days of the end of each fiscal quarter, but compliance shall not be required unless there is any amount outstanding under the Revolving Credit or Borrower makes a Request for Advance.

A. To the best of my knowledge, the Borrowing Base Certificate and the monthly aging of the accounts receivable and accounts payable of the Credit Parties for the most recent month end are attached to this Report and are true and correct in all material respects.1

B. To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

C. To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

D. I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

E. To the best of my knowledge, except as stated in Schedule 3 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

[1]	This paragraph A shall be required for the Report delivered as of the end of each month, unless there are no amounts outstanding under the Revolving Credit, in which case paragraph A shall only be required for the Report delivered as of the end of each quarter pursuant to Section 7.2(j) of the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered by a Responsible Officer of the Borrower this              day of                             .

QUINSTREET, INC.

By:
Its: